Exhibit 99.1

Moelis & Company Reports Fourth Quarter and Full Year 2015 Financial Results;

Special Dividend of $0.80 Per Share in Addition to
Regular Quarterly Dividend of $0.30 Per Share

Record Fourth Quarter and Full Year Revenues

•                  Fourth quarter 2015 revenues of $174.8 million, up 21% over the fourth quarter of 2014 driven by increased M&A completions and a more active restructuring environment

•                  Fourth quarter 2015 Adjusted Pro Forma net income of $0.55 per share (diluted) and GAAP net income of $0.50 per share (diluted)

•                  Fiscal year 2015 revenues of $551.9 million, up 6% over fiscal year 2014

•                  Adjusted Pro Forma net income of $1.66 per share (diluted) and GAAP net income of $1.58 per share (diluted) for fiscal year 2015

•                  Continued to execute on growth strategy

•                  Added 81 bankers, including 11 Managing Directors, on a net basis in 2015; ended the year with 462 bankers, including 105 Managing Directors

•                  Promoted three advisory professionals to Managing Director in early 2016

•                  Strong cash flow generation and capital returns

•                  Ended fiscal year 2015 with cash and short term investments of $286.0 million and no debt or goodwill

•                  Declared special dividend of $0.80 per share in addition to regular quarterly dividend of $0.30 per share

•                  Including today’s dividend announcement, returned $1.90 per share to investors through regular and special dividends with respect to the 2015 performance year

NEW YORK, February 9, 2016 — Moelis & Company (“we” or the “Firm”) (NYSE: MC) today reported financial results for the fourth quarter and fiscal year ended December 31, 2015.  The Firm’s fourth quarter 2015 revenues of $174.8 million increased 21% over the same period in the prior year and represented our largest quarter of revenues since inception.  Adjusted Pro Forma net income was $30.7 million or $0.55 per share (diluted) for the fourth quarter of 2015, compared with $28.4 million of Adjusted Pro Forma net income or $0.51 per share (diluted) for the fourth quarter of 2014.

The Firm’s fiscal year ended 2015 revenues of $551.9 million represented an increase of 6% over fiscal year 2014 and its largest annual revenues on record. Adjusted Pro Forma net income for fiscal year 2015 was $91.9 million or $1.66 per share (diluted), as compared with $94.4 million or $1.72 per share (diluted) for the same period in the prior year.

On a GAAP basis, the Firm reported net income of $41.1 million or $0.50 per share (diluted) for the fourth quarter of 2015 and $122.6 million or $1.58 per share (diluted) for the full year.  This compares to GAAP net income of $38.3 million or $0.52 per share (diluted) for the fourth quarter of 2014 and GAAP net income of $32.6 million and a net loss of $0.19 per share (diluted) for the period from the IPO closing on April 22, 2014 through December 31, 2014.

“Our record fourth quarter and full year revenues reflect the growth in our M&A related activity during the second half of the year and an active restructuring business.  Our activity was well distributed across sectors and geographies which demonstrates the diversity of our franchise,” said Ken Moelis, Chairman and Chief Executive Officer.

“Consistent with our capital-light model and focus on financial discipline, we generated significant free cash flow during the year.  We are returning this capital to our shareholders with today’s announcement of an $0.80 per share special dividend in addition to our regular quarterly dividend of $0.30 per share.  This will be our second special dividend since our IPO.”

“We also continue to invest in the Firm by recruiting and developing talent.  We stand uniquely positioned with our ‘One-Firm’ model that encourages collaboration and allows us to integrate our advisory expertise to provide creative solutions to clients in both M&A and restructuring cycles and periods of market uncertainty.”

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised as well as other factors.  Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Moelis & Company completed its IPO on April 22, 2014 and introduced a new corporate structure.   Currently 37% of the operating partnership (Moelis & Company Group LP) is owned by the corporation (Moelis & Company) and is subject to corporate U.S. federal and state income tax.  The remaining 63% is owned by other partners of Moelis & Company Group LP and is primarily subject to tax at the partner level (except for certain state and local and foreign income taxes).  The Adjusted Pro Forma results included herein remove the impact of adjustments to the Company’s Tax Receievable Agreement and compensation expenses specifically related to the Firm’s IPO awards, and apply the corporate tax rate to all earnings under the assumption that all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company. We believe the Adjusted Pro Forma results, when presented together with comparable GAAP results, are useful to investors to compare our performance across periods and to better understand our operating results.  A reconciliation between our GAAP results and our Adjusted Pro Forma results is presented in the Appendix to this press release.

GAAP and Adjusted Pro Forma Selected Financial Data (Unaudited)

	U.S. GAAP			Adjusted Pro Forma*
	Three Months Ended December 31,
($ in thousands except per share data)	2015	2014	2015 vs. 2014 Variance	2015	2014	2015 vs. 2014 Variance
Revenues	$174,789	$143,895	21%	$174,789	$143,895	21%
Expenses:
Compensation and benefits	99,891	76,426	31%	95,982	74,959	28%
Non-compensation expenses	28,657	22,126	30%	28,657	22,126	30%
Total operating expenses	128,548	98,552	30%	124,639	97,085	28%
Operating income (loss)	46,241	45,343	2%	50,150	46,810	7%
Other income (expenses)	2,559	114	N/M	103	114	-10%
Income (loss) from equity method investments	966	781	24%	966	781	24%
Income (loss) before income taxes	49,766	46,238	8%	51,219	47,705	7%
Provision for income taxes	8,622	7,950	8%	20,488	19,320	6%
Net income (loss)	41,144	38,288	7%	30,731	28,385	8%

Net income (loss) attributable to noncontrolling interests	29,959	28,790	4%	—	—	N/M
Net income (loss) attributable to Moelis & Company	$11,185	$9,498	18%	$30,731	$28,385	8%

Diluted earnings per share	$0.50	$0.52	-4%	$0.55	$0.51	8%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

	U.S. GAAP			Adjusted Pro Forma*
	Twelve Months Ended December 31,
($ in thousands except per share data)	2015	2014	2015 vs. 2014 Variance	2015	2014	2015 vs. 2014 Variance
Revenues	$551,863	$518,750	6%	$551,863	$518,750	6%
Expenses:
Compensation and benefits	311,224	377,219	-17%	302,997	270,979	12%
Non-compensation expenses	100,336	93,787	7%	100,336	90,089	11%
Total operating expenses	411,560	471,006	-13%	403,333	361,068	12%
Operating income (loss)	140,303	47,744	N/M	148,530	157,682	-6%
Other income (expenses)	2,085	736	N/M	134	736	-82%
Income (loss) from equity method investments	4,476	(2,185)	N/M	4,476	273	N/M
Income (loss) before income taxes	146,864	46,295	N/M	153,140	158,691	-3%
Provision for income taxes	24,274	13,740	77%	61,256	64,270	-5%
Net income (loss)	122,590	32,555	N/M	91,884	94,421	-3%

Net income (loss) attributable to noncontrolling interests	88,848	35,567	N/M	—	—	N/M
Net income (loss) attributable to Moelis & Company	$33,742	$(3,012)	N/M	$91,884	$94,421	-3%

Diluted earnings per share	$1.58	$(0.19)	N/M	$1.66	$1.72	-3%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

Revenues

We earned record revenues of $174.8 million in the fourth quarter of 2015, as compared with $143.9 million in the fourth quarter of 2014, representing an increase of 21%.  The increase in revenues during the quarter resulted from an increase in average fees given the continued improvement in M&A and a more active restructuring environment.

For the year ended December 31, 2015, revenues were $551.9 million, as compared with $518.8 million in 2014, or an increase of 6%.  This represents our largest year of revenues on record and compares favorably with a 5% decrease in the number of global completed M&A transactions in the same period.(1)  The number of clients who paid fees equal to or greater than $1 million increased to 139 clients in 2015 from 130 clients in the same period of the prior year.

In early 2016, we promoted three of our advisory professionals to Managing Director: Erick Alberti (Brazil/Technology, Media and Telecommunications), Azad Badakhsh (US/Aerospace & Defense) and Apurva Mazumder (India/Regional Coverage).

(1)  Source: Thomson Financial as of January 8, 2016; includes all transactions greater than $100 million in value

Expenses

The following tables set forth information relating to the Firm’s operating expenses, which are reported net of client expense reimbursements.

	U.S. GAAP			Adjusted Pro Forma*
	Three Months Ended December 31,
($ in thousands)	2015	2014	2015 vs. 2014 Variance	2015	2014	2015 vs. 2014 Variance
Expenses:
Compensation and benefits	$99,891	$76,426	31%	$95,982	$74,959	28%
% of revenues	57%	53%		55%	52%
Non-compensation expenses	$28,657	$22,126	30%	$28,657	$22,126	30%
% of revenues	16%	15%		16%	15%
Total operating expenses	$128,548	$98,552	30%	$124,639	$97,085	28%
% of revenues	74%	68%		71%	67%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

	U.S. GAAP			Adjusted Pro Forma*
	Twleve Months Ended December 31,
($ in thousands)	2015	2014	2015 vs. 2014 Variance	2015	2014	2015 vs. 2014 Variance
Expenses:
Compensation and benefits	$311,224	$377,219	-17%	$302,997	$270,979	12%
% of revenues	56%	73%		55%	52%
Non-compensation expenses	$100,336	$93,787	7%	$100,336	$90,089	11%
% of revenues	18%	18%		18%	17%
Total operating expenses	$411,560	$471,006	-13%	$403,333	$361,068	12%
% of revenues	75%	91%		73%	70%

N/M = not meaningful

* See Appendix for a reconciliation of GAAP to Adjusted Pro Forma

Total operating expenses on an Adjusted Pro Forma basis were $124.6 million for the fourth quarter of 2015 as compared with $97.1 million for the fourth quarter of 2014.  For the fiscal year ended 2015, Adjusted Pro Forma operating expenses were $403.3 million as compared with $361.1 million in the same period of the prior year.  The increase in operating expenses in 2015 is primarily attributable to an increase in headcount with the addition of 81 advisory professionals during the year. This headcount growth is reflected in larger compensation and benefits expenses and non-compensation expenses.

For the fourth quarter of 2015, compensation and benefits expenses on an Adjusted Pro Forma basis were $96.0 million, or 55% of revenues, which compares with $75.0 million, or 52% of revenues in the fourth quarter of 2014.  Fiscal year ended December 31, 2015 compensation and benefits expenses on an Adjusted Pro Forma basis were $303.0 million, or 55% of revenues, which compares with $271.0 million and 52% of revenues in fiscal year 2014.  The increased compensation ratio is attributable to the additional tranche of equity awarded in early 2015 and the increase in headcount combined with modest revenue growth.

Adjusted Pro Forma non-compensation expenses were $28.7 million for the fourth quarter of 2015, or 16% of revenues, as compared with $22.1 million, or 15% of revenues for the same period of the prior year.  The increase in the non-compensation expense ratio was primarily driven by increases in headcount and the timing of our annual client event, which was held during the fourth quarter of 2015 versus the third quarter of the prior year.  Adjusted Pro Forma non-compensation expenses were $100.3 million in fiscal year 2015, as compared with $90.1 million in fiscal year 2014.  Our 2015 Adjusted Pro Forma non-compensation expense ratio increased to 18% from 17% in fiscal year 2014, primarily driven by increases in headcount.

Provision for Income Taxes

Prior to our IPO, the Firm was not subject to federal income taxes, but was primarily subject to New York City unincorporated business tax and certain foreign income taxes.  As a result of completing our IPO in April 2014, we have a new corporate structure and currently 37% of the operating partnership (Moelis & Company Group LP) is owned by the corporation (Moelis & Company) and is subject to corporate U.S. federal and state income tax.  Income tax on the remaining 63% continues to be subject to New York City unincorporated business tax and certain foreign income taxes and is accounted for at the partner level through the non-controlling interests line item.  For Adjusted Pro Forma purposes, we have assumed all outstanding Class A partnership units of Moelis & Company Group LP have been exchanged into Class A common stock of Moelis & Company such that 100% of the Firm’s fourth quarter and full year 2015 income was taxed at our current corporate effective tax rate of 40.0%, versus a corporate effective tax rate of 40.5% for the fourth quarter and full year of 2014.

Capital Management and Balance Sheet

Moelis & Company continues to maintain a strong financial position and as of December 31, 2015, we held cash and short term investments of $286.0 million and had no debt or goodwill on our balance sheet.

On February 8, 2016, the Board of Directors of Moelis & Company declared a special dividend of $0.80 per share in addition to a regular quarterly dividend of $0.30 per share.  The $1.10 per share will be paid on March 4, 2016 to common stockholders of record on February 19, 2016.

Including the dividend announced today, we will have returned $1.90 per share to investors through regular and special dividends with respect to the 2015 performance year, further demonstrating our strong cash flow generation and commitment to returning 100% of our excess capital to shareholders.

Earnings Call

We will host a conference call beginning at 5:00pm ET on Tuesday, February 9, 2016, accessible via telephone and the internet.  Ken Moelis, Chairman and Chief Executive Officer, and Joe Simon, Chief Financial Officer, will review our fourth quarter and full year 2015 financial results. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing 1-877-510-3938 (domestic) or 1-412-902-4137 (international) and referencing the Moelis & Company Fourth Quarter 2015 Earnings Call.  Please dial in 15 minutes before the conference call begins. The conference call will also be accessible as a listen-only audio webcast through the Investor Relations section of the Moelis & Company website at www.moelis.com.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the live call ends. The replay can be accessed at 1-877-344-7529 (domestic) or 1-412-317-0088 (international); the conference number is 10078750.

About Moelis & Company

Moelis & Company is a leading global independent investment bank that provides innovative strategic advice and solutions to a diverse client base, including corporations, governments and financial sponsors.  The Firm assists its clients in achieving their strategic goals by offering comprehensive integrated financial advisory services across all major industry sectors.  Moelis & Company’s experienced professionals advise clients on their most critical decisions, including mergers and acquisitions, recapitalizations and restructurings and other corporate finance matters.  The Firm serves its clients with over 650 employees based in 17 offices in North and South America, Europe, the Middle East, Asia and Australia.  For further information about Moelis & Company, please visit www.moelis.com.

Forward-Looking Statements

This press release contains forward-looking statements, which reflect the Firm’s current views with respect to, among other things, its operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “target,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. For a further discussion of such factors, you should read the Firm’s filings with the Securities and Exchange Commission. The Firm undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

Adjusted Pro Forma results are a non-GAAP measure which better reflect management’s view of operating results.  We believe that the disclosed Adjusted Pro Forma measures and any adjustments thereto, when presented in conjunction with comparable GAAP measures, are useful to investors to understand the Firm’s operating results by removing the significant accounting impact of one-time charges associated with the Firm’s IPO and assuming all Class A partnership units have been exchanged into Class A common stock.  These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of GAAP results to Adjusted Pro Forma results is presented in the Appendix.

Contacts

Investor Contact:	Media Contact:
Michele Miyakawa	Andrea Hurst
Moelis & Company	Moelis & Company
t: + 1 310 443 2344	t: + 1 212 883 3666
michele.miyakawa@moelis.com	m: +1 347 583 9705
andrea.hurst@moelis.com

Appendix

GAAP Consolidated and Combined Statement of Operations (Unaudited)

GAAP Reconciliation to Adjusted Pro Forma Financial Information (Unaudited)

Moelis & Company

GAAP Consolidated and Combined Statement of Operations

Unaudited

(dollars in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenues	$174,789	$143,895	$551,863	$518,750

Expenses
Compensation and benefits	99,891	76,426	311,224	377,219
Occupancy	3,835	3,443	15,063	13,638
Professional fees	8,098	4,589	20,911	19,177
Communication, technology and information services	4,860	4,252	18,263	15,841
Travel and related expenses	7,634	5,905	24,329	25,338
Depreciation and amortization	681	632	2,635	2,268
Other expenses	3,549	3,305	19,135	17,525
Total expenses	128,548	98,552	411,560	471,006

Operating income (loss)	46,241	45,343	140,303	47,744
Other income (expenses)	2,559	114	2,085	736
Income (loss) from equity method investments	966	781	4,476	(2,185)
Income (loss) before income taxes	49,766	46,238	146,864	46,295
Provision for income taxes	8,622	7,950	24,274	13,740
Net income (loss)	41,144	38,288	122,590	32,555

Net income (loss) attributable to noncontrolling interests	29,959	28,790	88,848	35,567
Net income (loss) attributable to Moelis & Company	$11,185	$9,498	$33,742	$(3,012)

Weighted-average shares of Class A common stock outstanding
Basic	20,377,446	17,054,739	20,021,652	15,911,819
Diluted	22,201,408	18,155,870	21,362,571	15,911,819
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.55	$0.56	$1.69	$(0.19)
Diluted	$0.50	$0.52	$1.58	$(0.19)

Moelis & Company

Reconciliation of GAAP to Adjusted Pro Forma Financial Information

Unaudited

(dollars in thousands, except share and per share data)

	Three Months Ended December 31, 2015
	GAAP	Pro-Forma Adjustments		Adjusted Pro Forma
Revenues	$174,789	$—		$174,789

Expenses
Compensation and benefits	99,891	(3,909	)(a)(b)	95,982
Non-compensation expenses	28,657	—		28,657
Total operating expenses	128,548	(3,909)		124,639

Operating income (loss)	46,241	3,909		50,150
Other income (expenses)	2,559	(2,456	)(b)	103
Income (loss) from equity method investments	966	—		966
Income (loss) before income taxes	49,766	1,453		51,219
Provision for income taxes	8,622	11,866	(c)	20,488
Net income (loss)	41,144	(10,413)		30,731

Net income (loss) attributable to noncontrolling interests	29,959	(29,959)		—
Net income (loss) attributable to Moelis & Company	$11,185	$19,546		$30,731

Weighted-average shares of Class A common stock outstanding
Basic	20,377,446	33,762,802	(c)	54,140,248
Diluted	22,201,408	33,762,802	(c)	55,964,210
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.55			$0.57
Diluted	$0.50			$0.55

(a)               Expense associated with the amortization of restricted stock units (“RSUs”) and stock options granted in connection with the IPO. In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)                Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.

	Three Months Ended December 31, 2014
	GAAP	Pro-Forma Adjustments		Adjusted Pro Forma
Revenues	$143,895	$—		$143,895

Expenses
Compensation and benefits	76,426	(1,467	)(a)	74,959
Non-compensation expenses	22,126	—		22,126
Total operating expenses	98,552	(1,467)		97,085

Operating income (loss)	45,343	1,467		46,810
Other income (expenses)	114	—		114
Income (loss) from equity method investments	781	—		781
Income (loss) before income taxes	46,238	1,467		47,705
Provision for income taxes	7,950	11,370	(b)	19,320
Net income (loss)	38,288	(9,903)		28,385

Net income (loss) attributable to noncontrolling interests	28,790	(28,790)		—
Net income (loss) attributable to Moelis & Company	$9,498	$18,887		$28,385

Weighted-average shares of Class A common stock outstanding
Basic	17,054,739	37,196,115	(b)	54,250,854
Diluted	18,155,870	37,196,115	(b)	55,351,985
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$0.56			$0.52
Diluted	$0.52			$0.51

(a)               Expense associated with the amortization of RSUs and stock options granted in connection with the IPO.

(b)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.5% for the period presented.

	Twelve Months Ended December 31, 2015
	GAAP	Pro-Forma Adjustments		Adjusted Pro Forma
Revenues	$551,863	$—		$551,863

Expenses
Compensation and benefits	311,224	(8,227	)(a)(b)	302,997
Non-compensation expenses	100,336	—		100,336
Total operating expenses	411,560	(8,227)		403,333

Operating income (loss)	140,303	8,227		148,530
Other income (expenses)	2,085	(1,951	)(b)(c)	134
Income (loss) from equity method investments	4,476	—		4,476
Income (loss) before income taxes	146,864	6,276		153,140
Provision for income taxes	24,274	36,982	(c)(d)	61,256
Net income (loss)	122,590	(30,706)		91,884

Net income (loss) attributable to noncontrolling interests	88,848	(88,848)		—
Net income (loss) attributable to Moelis & Company	$33,742	$58,142		$91,884

Weighted-average shares of Class A common stock outstanding
Basic	20,021,652	34,118,596	(d)	54,140,248
Diluted	21,362,571	34,118,596	(d)	55,481,167
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$1.69			$1.70
Diluted	$1.58			$1.66

(a)               Expense associated with the amortization of RSUs and stock options granted in connection with the IPO. In accordance with GAAP, amortization expense of RSUs and stock options granted in connection with the IPO will be recognized over the five year vesting period; we will continue to adjust for this expense due to the one-time nature of the grant.

(b)               Reflects a reclassification of other income associated with the forfeiture of fully vested Class A partnership units to compensation and benefits expense.

(c)                Reflects the netting of GAAP adjustments made to the Company’s Tax Receivable Agreement against provision for income taxes.

(d)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.0% for the period presented.

	Twelve Months Ended December 31, 2014
	GAAP	Pro-Forma Adjustments		Adjusted Pro Forma
Revenues	$518,750	$—		$518,750

Expenses
Compensation and benefits	377,219	(106,240	)(a)	270,979
Non-compensation expenses	93,787	(3,698	)(b)	90,089
Total operating expenses	471,006	(109,938)		361,068

Operating income (loss)	47,744	109,938		157,682
Other income (expenses)	736	—		736
Income (loss) from equity method investments	(2,185)	2,458	(c)	273
Income (loss) before income taxes	46,295	112,396		158,691
Provision for income taxes	13,740	50,530	(d)	64,270
Net income (loss)	32,555	61,866		94,421

Net income (loss) attributable to noncontrolling interests	35,567	(35,567)		—
Net income (loss) attributable to Moelis & Company	$(3,012)	$97,433		$94,421

Weighted-average shares of Class A common stock outstanding
Basic	15,911,819	38,339,035	(d)	54,250,854
Diluted	15,911,819	39,120,096	(d)	55,031,915
Net income (loss) attributable to holders of shares of Class A common stock per share
Basic	$(0.19)			$1.74
Diluted	$(0.19)			$1.72

(a)               Expense associated with the one time non-cash acceleration of Managing Director unvested equity accelerated upon completion of the IPO and amortization of RSUs and stock options granted in connection with the IPO.

(b)               Expense associated with the one-time non-cash acceleration of unvested equity held by non-employees of Moelis & Company.

(c)                Expense associated with the one-time non-cash acceleration of unvested equity held by employees of the Firm’s joint venture in Australia (the “Australian JV”).

(d)               Assumes all outstanding Class A partnership units have been exchanged into Class A common stock. Accordingly, an adjustment has been made such that 100% of the Firm’s income is taxed at the corporate effective tax rate of 40.5% for the period presented.